EXHIBIT 99.1

OXiGENE Announces OXi4503 Granted Orphan Designation for Treatment of Acute Myelogenous Leukemia

SOUTH SAN FRANCISCO, Calif., Nov. 21, 2012 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced that its product candidate OXi4503 has been granted orphan designation by the US Food and Drug Administration for the treatment of acute myelogenous leukemia (AML). Orphan drug designation qualifies a company for several benefits, including the potential for market exclusivity, development grants, and for certain tax credits.

OXi4503 is a novel, second-generation anticancer agent that combines vascular disrupting activity with direct cytotoxicity. A Phase 1 study of OXi4503 for the treatment of patients with AML or myelodysplastic syndrome (MDS) is currently under way, with support from The Leukemia & Lymphoma Society's Therapy Acceleration Program.

Commented Peter J. Langecker, M.D., Ph.D., OXiGENE Chief Executive Officer: "OXi4503 is a valuable asset in our company's product portfolio of vascular disrupting agents, and has shown highly potent antitumor activity in preclinical and clinical studies. We believe that orphan designation in the US may increase the attractiveness of OXi4503 as a partnering asset, and we plan to seek orphan designation in the European Union as well. We look forward to having initial results from the ongoing Phase 1 trial in AML before the end of 2012. AML is a highly lethal disease, and there is an urgent need for therapeutic approaches based on new mechanisms of action that can be used as monotherapy or in combination with current treatment regimens. We are optimistic that OXi4503 has the potential to represent a promising and novel way to treat AML, especially in resistant populations."

The US Orphan Drugs Act aims to encourage the development of drugs involved in the diagnosis, prevention or treatment of a medical condition affecting fewer than 200,000 people in the United States. Orphan drug designation grants US market exclusivity to a drug for a particular indication for a seven-year period if the sponsor complies with certain FDA specifications. Additional incentives for the sponsor include tax credits related to clinical trial expenses and a possible exemption from the FDA user fee, and the orphan status also allows the sponsor to apply for grants to support clinical trials.

About OXi4503 and the Phase 1 AML Trial

OXi4503 (combretastatin A1 diphosphate /CA1P) is a dual-mechanism vascular disrupting agent that is being developed in clinical trials for the treatment of leukemias and solid tumors. Like its structural analog, ZYBRESTAT® (fosbretabulin/CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has single-agent activity against a range of xenograft tumor models, and synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 has been evaluated as a monotherapy in a Phase 1 dose-escalation trial in patients with advanced solid tumors and in patients with cancers involving the liver.

Patients in the ongoing Phase 1 study with relapsed and refractory AML and MDS are receiving OXi4503 administered weekly for four weeks. Patients are being individually assessed for safety and dose limiting toxicity for the purpose of determining the maximum tolerated dose during the first cycle of OXi4503. Additional information about the trial can be found by searching for trial number NCT01085656 at www.clinicaltrials.gov.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available athttp://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

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